Exhibit 10.96
AMENDMENT TO PROMISSORY NOTE
     This Amendment to the Promissory Note (the “Note”), dated as of October 23, 2006, executed by Sedona Corporation (the “Borrower”) payable to the order of David Vey (the “Lender”), in the principal amount of One Million Two Hundred Thirteen Thousand Nine Hundred Fifty Two Dollars and 81/100 Cents ($1,213,952.81), is entered into as of August 1, 2007.
     Whereas, the original payment dates of the Note were (the “Payment Dates”) as follows: one half of the principal sum upon the earlier of: (a) ten (10) days after a closing of the purchase or debt and/or equity securities of the Borrower arranged by Stonegate Securities, Inc.; or (b) sixty (60) days from the October 23, 2006; and (b) the balance of principal, together with all accrued interest on October 23, 2007; and
     Whereas, Borrower has made no payments under the Note to date; and
     Whereas, Lender and the Borrower previously entered into several extensions of the Payment Dates and desire to further extend the Payment Dates;
     Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Note as follows:
1. The Payment Dates of the Note shall be further extended as follows: (i) one half of the principal sum plus all accrued and unpaid interest shall be due and payable on February 1, 2008; and (ii) the unpaid principal balance of the Note, plus all accrued and unpaid interest shall be due and payable on August 1, 2008.
2. To effectuate the foregoing, the paragraph in the Note entitled “Payment” shall be replaced in its entirely by the following:
     “PAYMENT. The Borrower shall pay to the Lender, one half of the principal sum and all accrued and unpaid interest on February 1, 2008. The unpaid principal balance, together with all accrued and unpaid interest shall be paid on August 1, 2008.. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.”
3. Capitalized terms not defined herein shall have the meanings ascribed to them in the Note.

4. Except as amended by this Amendment, the Note shall remain in full force and effect, enforceable in accordance with its terms and Borrower hereby reaffirms and acknowledges all of its obligations thereunder.
     In witness whereof, the parties have executed this Amendment as of the date first written above.

David Vey

Sedona Corporation

By: Marco Emrich, President